Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE FIRST QUARTER OF 2016

Syracuse, New York - (Business Wire) - May 10, 2016 - Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced financial results for the first quarter ended April 3, 2016. The Company also moderately raised its 2016 outlook.

For 2016, the Company has modified its groupings of restaurants for reporting and analysis purposes. “Acquired restaurants” refer to those restaurants acquired from 2014 through 2016. “Legacy restaurants” include all of the Company’s other restaurants including restaurants acquired before 2014.

Highlights for first quarter of 2016 versus first quarter of 2015 include:

•	Restaurant sales increased 15.2% to $222.5 million from $193.2 million in the first quarter of 2015, including $53.4 million in sales from the 190 BURGER KING® restaurants acquired from 2014 to 2016;

•	Comparable restaurant sales increased 5.7% compared to an 8.4% increase in the prior year period;

•	Adjusted EBITDA(1) more than doubled to $18.5 million from $7.7 million in the prior year period;

•	Net income was $2.1 million, or $0.05 per diluted share, compared to a net loss of $9.3 million, or $0.27 per diluted share, in the prior year period; and

•	Adjusted net income(1) was $2.3 million, or $0.05 per diluted share, compared to an adjusted net loss of $7.4 million, or $0.21 per diluted share, in the prior year period.

(1)
Adjusted EBITDA, Restaurant-level EBITDA and Adjusted net income (loss) are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income (loss) or to income (loss) from operations in the tables at the end of this release.

At the end of the first quarter of 2016, Carrols owned and operated 717 BURGER KING® restaurants.

Daniel T. Accordino, the Company's Chief Executive Officer said, “The first quarter marked a strong start to 2016 as we posted a 5.7% increase in comparable restaurant sales against a formidable increase of 8.4% in the prior year, improved Restaurant-level EBITDA margin by over 400 basis points to 13.8%, and more than doubled Adjusted EBITDA to $18.5 million. Our solid performance reflects the effectiveness of Burger King’s product and promotional strategy in this competitive environment. We also successfully leveraged these strong top-line gains, and with the help of lower beef costs, were able to substantially increase overall profitability. Given our first quarter results, we have moderately revised our full year guidance.”

Accordino concluded, “In addition to our ongoing efforts to improve operations and financial performance at recently acquired restaurants, we continue to focus on our other strategic priorities; enhancement of our asset base through our multi-year remodeling program and opportunistically expanding our business through accretive acquisitions. During the first quarter, we reimaged 10 restaurants to the 20/20 design image and plan to have approximately 75% of our restaurants remodeled by the end of the year. We also acquired 12 restaurants in central Pennsylvania in February 2016 and are currently working on several other potential transactions that are in various stages of evaluation or negotiation.”

First Quarter 2016 Financial Results

Restaurant sales increased 15.2% to $222.5 million in the first quarter of 2016 compared to $193.2 million in the first quarter of 2015. Restaurant sales included $53.4 million in sales from the 190 BURGER KING® restaurants acquired from 2014 to 2016 and a comparable restaurant sales increase of 5.7%. The comparable restaurant sales increase included a 5.7% increase at legacy restaurants along with a 5.8% increase at the comparable restaurants from our 2014 acquisitions. Average check rose 3.2% and customer traffic increased 2.5% from the prior year period.

Restaurant-Level EBITDA was $30.7 million in the first quarter of 2016, which included a $5.9 million contribution from the acquired restaurants, compared to Restaurant-Level EBITDA of $18.8 million in the first quarter of 2015. Restaurant-Level EBITDA margin increased 407 basis points from the prior year period to 13.8% of restaurant sales due to effective leveraging of the sales increases, lower cost of sales in part due to lower beef costs, and improved operating performance.

General and administrative expenses were $13.2 million in the first quarter of 2016 compared to $11.6 million in the first quarter of 2015. As a percentage of restaurant sales, general and administrative expenses were 5.9% and were slightly lower than the prior year period.

Adjusted EBITDA was $18.5 million in the first quarter of 2016 compared to $7.7 million in the first quarter of 2015, and Adjusted EBITDA margin improved 431 basis points to 8.3% of restaurant sales.

Income from operations was $6.7 million in the first quarter of 2016 compared to a loss from operations of $4.5 million in the prior year period. For the first quarter of 2016, income from operations included $0.2 million of impairment and other lease charges, $0.4 million of acquisition expenses and a $0.5 million gain from a partial condemnation. For the same period last year, loss from operations included $1.6 million of impairment and other lease charges and $0.2 million of acquisition expenses.

Interest expense decreased slightly to $4.5 million in the first quarter of 2016 from $4.8 million in the same period last year as a result of refinancing the Company’s debt in April 2015.

Net income was $2.1 million for the quarter, or $0.05 per diluted share, compared to net loss of $9.3 million, or $0.27 per diluted share, in the prior year period. As a consequence of maintaining a net deferred income tax asset valuation allowance since 2014, the Company has not recorded any income tax expense or benefit in 2015 or 2016.

Adjusted net income was $2.3 million, or $0.05 per diluted share, compared to an adjusted net loss of $7.4 million, or $0.21 per diluted share, in the prior year period.

Full Year 2016 Outlook

Carrols is providing the following updated guidance for the full year 2016 which is a 52-week period. While the Company intends to pursue opportunities to acquire additional BURGER KING® restaurants in 2016, this guidance does not include any impact from such potential transactions:

•
Total restaurant sales of $935 million to $960 million (previously $930 million to $955 million) including a comparable restaurant sales increase of 2% to 4% (unchanged from our previous estimate). Comparable restaurant sales are on a comparable 52 week basis;

•	Commodity cost decrease of 0% to 2% (previously a 1% decrease to 1% increase) including a 5% to 10% decrease in beef costs;

•	General and administrative expenses (excluding stock compensation costs) of $50 million to $52 million (unchanged from our previous estimate);

•	Adjusted EBITDA of $85 million to $90 million (previously $80 million to $90 million);

•
Capital expenditures of $75 million to $85 million (unchanged from our previous estimate) which includes remodeling a total of 85 to 95 restaurants (including the scrape and rebuilding of 4 to 6 restaurants) and the construction of 6 to 8 new restaurants (including relocations of 4 to 5 existing restaurants); and

•	The sale/leaseback of 12 properties acquired in 2015 for net proceeds of $17 million to $18 million (previously 13 properties for net proceeds of $18 million to $19 million).

Conference Call Today

Daniel T. Accordino, Chief Executive Officer, and Paul R. Flanders, Chief Financial Officer, will host a conference call to discuss first quarter 2016 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 888-337-8198 or for international callers by dialing 719-457-2697. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or for international callers by dialing 1-719-457-0820; the passcode is 5132974. The replay will be available until Tuesday, May 17, 2016. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.

About the Company

Carrols is the largest BURGER KING® franchisee in the United States with 717 restaurants as of April 3, 2016 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)
	Three Months Ended (a)
	April 3, 2016	March 29, 2015
Restaurant sales	$222,519	$193,170
Costs and expenses:
Cost of sales	59,020	56,850
Restaurant wages and related expenses	72,083	63,312
Restaurant rent expense	15,878	14,424
Other restaurant operating expenses	35,689	32,492
Advertising expense	9,128	7,283
General and administrative expenses (b) (c)	13,206	11,596
Depreciation and amortization	11,057	10,005
Impairment and other lease charges	222	1,630
Other expense (income)	(444)	40
Total costs and expenses	215,839	197,632
Income (loss) from operations	6,680	(4,462)
Interest expense	4,535	4,814
Income (loss) before income taxes	2,145	(9,276)
Provision (benefit) for income taxes	—	—
Net income (loss)	$2,145	$(9,276)

Basic and diluted net income (loss) per share (d)(e)	$0.05	$(0.27)
Basic weighted average common shares outstanding	35,102	34,882
Diluted weighted average common shares outstanding	44,881	34,882

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three months ended April 3, 2016 and March 29, 2015 each included thirteen weeks.

(b)	General and administrative expenses include acquisition costs of $0.4 million and $0.2 million for the three months ended April 3, 2016 and March 29, 2015, respectively.

(c)	General and administrative expenses include stock-based compensation expense of $565 and $341 for the three months ended April 3, 2016 and March 29, 2015, respectively.

(d)	Basic net income (loss) per share was computed excluding income attributable to preferred stock and non-vested restricted shares.

(e)
Diluted net income (loss) per share was computed including shares issuable for convertible preferred stock and non-vested restricted stock unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)
	Three Months Ended (a)
	April 3, 2016	March 29, 2015
Restaurant Sales: (a)
Legacy restaurants	$169,076	$160,630
Acquired restaurants	53,443	32,540
Total restaurant sales	$222,519	$193,170

Change in Comparable Restaurant Sales (b)	5.7%	8.4%

Average Weekly Sales per Restaurant: (c)
Legacy restaurants	$24,841	$23,294
Acquired restaurants	22,775	20,899

Restaurant-Level EBITDA: (d)
Legacy restaurants	$24,816	$16,941
Acquired restaurants	5,905	1,868
Total Restaurant-Level EBITDA	$30,721	$18,809

Restaurant-Level EBITDA margin: (d)
Legacy restaurants	14.7%	10.5%
Acquired restaurants	11.0%	5.7%
All restaurants	13.8%	9.7%

Adjusted EBITDA (d)	$18,482	$7,725
Adjusted EBITDA margin (d)	8.3%	4.0%
Adjusted net income (loss) (d)	$2,325	$(7,435)
Adjusted diluted net earnings (loss) per share (d)	$0.05	$(0.21)

Number of Restaurants:
Restaurants at beginning of period	705	674
Restaurants acquired	12	—
Restaurants closed	—	(15)
Restaurants at end of period	717	659

	At 4/3/16	At 1/3/2016
Long-term debt (e)	$209,106	$209,209
Cash	12,330	22,274

(a)	Acquired restaurants represent the 190 restaurants acquired in 14 acquisitions from 2014 through 2016. Legacy restaurants represent all other restaurants including restaurants acquired before 2014.

(b)
Restaurants are generally included in comparable restaurant sales after they have been open or owned for 12 months. The calculation of changes in comparable restaurant sales is based on the comparable 13 week period.

(c)	Average weekly sales per restaurant are derived by dividing restaurant sales for the comparable 13-week period by the average number of restaurants operating during such period.

(d)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, Restaurant-Level EBITDA margin and Adjusted net income (loss) are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Adjusted net income (loss), and to the Company's reconciliation of income (loss) from operations to Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales for the respective group of restaurants. Adjusted diluted net earnings (loss) per share is calculated based on Adjusted net income (loss).

(e)
Long-term debt (including current portion and excluding deferred financing costs) at April 3, 2016 included $200,000 of the Company's 8% Senior Secured Second Lien Notes, $1,203 of lease financing obligations and $7,903 of capital lease obligations. Long-term debt (including current portion

Carrols Restaurant Group, Inc.
Supplemental Information

and excluding deferred financing costs) at January 3, 2016 included $200,000 of the Company's 8% Senior Secured Second Lien Notes, $1,203 of lease financing obligations and $8,006 of capital lease obligations.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures

	(unaudited)
	Three Months Ended (a)
	April 3, 2016	March 29, 2015
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net income (loss)	$2,145	$(9,276)
Provision (benefit) for income taxes	—	—
Interest expense	4,535	4,814
Depreciation and amortization	11,057	10,005
EBITDA	17,737	5,543
Impairment and other lease charges	222	1,630
Acquisition costs	408	211
Gain from partial condemnation	(450)	—
Stock compensation expense	565	341
Adjusted EBITDA	$18,482	$7,725

Reconciliation of Restaurant-Level EBITDA: (a)
Income (loss) from operations	$6,680	$(4,462)
Add:
General and administrative expenses	13,206	11,596
Depreciation and amortization	11,057	10,005
Impairment and other lease charges	222	1,630
Other expense (income)	(444)	40
Restaurant-Level EBITDA	$30,721	$18,809

Reconciliation of Adjusted net income (loss): (a)
Net income (loss)	$2,145	$(9,276)
Add:
Impairment and other lease charges	222	1,630
Gain from partial condemnation	(450)	—
Acquisition costs	408	211
Adjusted net income (loss)	$2,325	$(7,435)
Adjusted diluted net earnings (loss) per share	$0.05	$(0.21)

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income (loss) which are non-GAAP financial measures. EBITDA represents net income (loss) before provision for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition costs, stock compensation expense and non-recurring income or expense. Restaurant-Level EBITDA represents income (loss) from operations as adjusted to exclude general and administrative expenses, depreciation and amortization, impairment and other lease charges and other expense (income). Adjusted net income (loss) represents net income (loss) as adjusted to exclude impairment and other lease charges, acquisition costs and non-recurring income or expense.

We are presenting Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income (loss) because we believe that they provide a more meaningful comparison than EBITDA and Net income (loss) of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and other expense (income), all of which are non-recurring at the restaurant level. Management believes that Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income (loss), when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures

understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income (loss) are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss), income (loss) from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income (loss) and EBITDA, Adjusted EBITDA and Adjusted net income (loss) and between income (loss) from operations and Restaurant-Level EBITDA.